Exhibit (a)(3)

                          FORM OF ARTICLES OF AMENDMENT

                        LEXINGTON GNMA INCOME FUND, INC.


     Lexington  GNMA Income  Fund,  Inc.,  a Maryland  corporation  (hereinafter
called  the  "Corporation"),   hereby  certifies  to  the  State  Department  of
Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by striking out Articles FIRST of the Articles of Incorporation and inserting in lieu thereof the following:

     FIRST: The name of the  corporation is Pilgrim GNMA Income Fund, Inc. ("The
            Corporation")

     SECOND: The Corporation is authorized to issue one hundred million (100,000,000) shares of Common Stock, one cent ($0.01) par value per share, with an aggregate par value of one million dollars ($1,000,000), all of which have been previously classified as one series and one class of shares.

     THIRD: The Board of Directors of the Corporation, by resolution dated July 26, 2000, increased the number of authorized shares of the Corporation from 100,000,000 shares of Common Stock, one cent ($0.01) par value per share, with an aggregate par value of one million dollars ($1,000,000) to 1,000,000,000 shares, one cent ($0.01) par value per share, with an aggregate par value of ten million dollars ($10,000,000) and classified the shares as shares of Common Stock.

     FOURTH: The Board of Directors hereby redesignates all one billion shares of Common Stock as Pilgrim GNMA Income Fund, Inc. Class A Common Stock.

     FIFTH: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the charter amendments are limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

     The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.
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     IN WITNESS  WHEREOF,  Lexington  GNMA Income  Fund,  Inc.  has caused these
Articles of Amendment to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on July 26th, 2000.


                                  LEXINGTON GNMA INCOME FUND, INC.



                                  By:
                                      ---------------------------------
                                      By: Michael J. Roland
                                          Senior Vice President


ATTEST:



---------------------------------
By: James M. Hennessy
    Secretary